Crowe Chizek and Company LLC Member Horwath International	330 East Jefferson Boulevard Post Office Box 7 South Bend, Indiana 46624-0007 Tel 574.232.3992 Fax 574.236.8692 www.crowechizek.com

April 27, 2006

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in the third paragraph of Item 4.01 of Form 8-K of Firstbank Corporation Amended and Restated 401(k) Plan dated April 24, 2006 and filed April 28, 2006, and are in agreement with those statements. We have no basis on which to agree or disagree with the statements made in the fourth paragraph of Item 4.01.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
South Bend, Indiana

cc:	Mr. Thomas Sullivan Plan Administrator Firstbank Corporation Amended and Restated 401(k) Plan